Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 9, 2022 relating to the financial statements of Lesaka Technologies, Inc. and the effectiveness of Lesaka Technologies, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lesaka Technologies, Inc. for the year ended June 30, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche
Johannesburg, South Africa

September 9, 2022